EXHIBIT 99.1

For Immediate Release

HEARTLAND PAYMENT SYSTEMS ANNOUNCES BROOKS TERRELL STEPPING DOWN AS CHIEF
TECHNOLOGY OFFICER

PRINCETON, NJ—June 11, 2007 — Heartland Payment Systems, a leader in the payments processing industry, today announced Brooks Terrell will be stepping down from his post as chief technology officer to pursue other interests. He will remain onboard with Heartland until August 31, 2007 to ensure a smooth transition.

“When Brooks joined us at the very start of our company 10 years ago, he had several missions,” said Bob Carr, chairman and CEO. “Two of the most significant were to develop proprietary front-end and back-end processing platforms for Heartland. Now that Exchange, our front end, has operated with no downtime or significant issues for the past 20 months, and Passport, our back end, has functioned successfully for more than a year, Brooks has decided to move on to pursue other personal interests.”

In addition to his many accomplishments at Heartland, Brooks built a technology organization of talented innovators dedicated to operational excellence. Today, the team is focused on building new systems and functional enhancements that will support the business for the next 10 years and beyond.

“We have not yet named a replacement to Brooks’ post,” Carr concluded. “In the meantime, Brooks will focus on transitioning his responsibilities within the organization. Brooks’ direct reports will temporarily report to me after he leaves at the end of August.”

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About Heartland Payment Systems Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll and payment solutions to more than 150,000 small and mid-sized businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form 10- K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Nancy Gross
Heartland Payment Systems
888-798-3131 ext. 2202
Nancy.Gross@e-hps.com

or

Joe Crivelli
Senior Vice President
Gregory FCA Communications
610-642-8253 ext. 123
JoeC@GregoryFCA.com